Exhibit 2.1

Description of Securities

Registered Pursuant to Section 12 of the

Securities Exchange Act of 1934

As of December 31, 2022, Lilium N.V. (the “Company,” “Lilium,” “we,” “us” or “our”) had two classes of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended: (a) class A ordinary shares with a nominal value of €0.12 per share (“Class A Shares”) and (b) warrants to purchase Class A Shares at a price of $11.50 per share, subject to adjustment, trading on Nasdaq under the symbol “LILMW” (the “Public Warrants”).

The following descriptions do not purport to be complete and are subject to the Company’s Articles of Association and warrant agreement, as amended pursuant to an assignment, assumption and amendment agreement, relating to the Public Warrants (the “Warrant Agreement”), copies of which have been filed as exhibits to the Company’s Annual Report on Form 20-F (the “Annual Report”) of which this Exhibit 2.1 is a part, and, in the case of the articles of association, are subject to provisions of applicable Dutch law. Capitalized terms used but not defined herein have the meanings given to them in the Annual Report.

Overview

We were incorporated as Qell DutchCo B.V. on March 11, 2021 as a private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) under Dutch law and were renamed Lilium B.V. by separate deed of amendment of the articles of association on April 8, 2021. In connection with the consummation of the Business Combination, we converted into a Dutch public limited liability company (naamloze vennootschap), Lilium N.V., pursuant to a deed of conversion and amendment of our articles of association adopted on September 10, 2021 (as amended, the “articles of association”). We are registered in the Commercial Register of the Chamber of Commerce (Kamer van Koophandel) in the Netherlands under number 82165874.

Our ordinary shares are subject to, and have been created under, Dutch law. Set forth below is a summary of relevant information concerning the material provisions of the articles of association and applicable Dutch law.

Lilium is a Dutch public limited liability company (naamloze vennootschap). Lilium has a one-tier board structure, which consists of ten members, two executive directors and eight non-executive directors, as discussed in more detail under “Management—Executive Officers and Directors.”

Share Capital

Authorized Share Capital

Under Dutch law, the authorized share capital of a public limited liability company is the maximum capital that we may issue without amending the articles of association and may be a maximum of five times the issued capital. The articles of association provide for an authorized share capital in the amount of €194,454,208.32.

Our authorized share capital is divided into:

1,498,386,411 Class A ordinary shares with a nominal value of €0.12 per share;

24,413,065 Class B ordinary shares with a nominal value of €0.36 per share; and

24,413,065 Class C ordinary shares with a nominal value of €0.24 per share.

As of the moment the Company’s issued and outstanding share capital amounts to €175,000,000, the authorized share capital shall automatically increase to €399,999,999.60, which will be divided into:

3,277,268,005 Class A ordinary shares with a nominal value of €0.12 per share;

24,413,065 Class B ordinary shares with a nominal value of €0.36 per share; and

24,413,065 Class C ordinary shares with a nominal value of €0.24 per share.

Issued and Outstanding Share Capital

Our issued and outstanding share capital as of December 31, 2022 consisted of:

369,820,821 Class A ordinary shares with a nominal value of €0.12 each; and

23,463,065 Class B ordinary shares with a nominal value of €0.36 each.

As of December 31, 2022, we held in treasury 425,000 Class B ordinary shares and 525,000 Class C ordinary shares. At the Company’s General Meeting held in October 2022, the Company’s shareholders voted to approve the cancellation of 375,000 Class B ordinary shares held in treasury, which have since been cancelled in accordance with Dutch law. At the Company’s General Meeting held in December 2022, the Company’s shareholders voted to approve the cancellation of 50,000 Class B ordinary shares and 105,000 Class C ordinary shares held in treasury, to occur on a date determined by the Board taking into account the required objection period of two months under Dutch law. The Company expects to seek shareholder approval to cancel the remaining Class C ordinary shares and any Class B ordinary shares (if any) held in treasury at its next General Meeting.

Authorization of Issuance of Shares

Under Dutch law, shares are issued and rights to subscribe for shares are granted pursuant to a resolution of the General Meeting. The articles of association provide that Shares may be issued pursuant to (i) a resolution proposed by the Board and adopted by the General Meeting or (ii) a resolution of the Board if, pursuant to a resolution of the General Meeting, the Board has been authorized for a specific period not exceeding five years to issue Shares. Pursuant to the articles of association, the General Meeting may authorize the Board to issue Shares or grant rights to subscribe for Shares. The authorization can be granted and extended, in each case for a period not exceeding five years. For as long as, and to the extent that, such authorization is effective, the General Meeting will not have the power to issue Shares or grant rights to subscribe for Shares. Pursuant to the articles of association, Shares shall be issued up to the amount of the authorized share capital (from time to time).

Currently, the Board is irrevocably authorized to (i) issue Class A Shares and to grant rights to subscribe for Class A Shares, all to the extent the Company has committed itself in connection with the employee stock option program implemented by Lilium GmbH in 2017, the Lilium 2021 Equity Incentive Plan and the Lilium 2021 Employee Share Purchase Plan for a period of five years as of September 10, 2021, in an amount up to a maximum of 46,725,378 Class A Shares, (ii) issue Class A Shares and to grant rights to subscribe for Class A Shares for a period of two years following October 27, 2022, up to 25% of the issued share capital calculated as of October 27, 2022 and (iii) issue Class A Shares and to grant rights to subscribe for Class A Shares for a period of three years following December 21, 2022, up to 25% of the issued share capital calculated as of December 21, 2022 (each an “Issuance Delegation”).

Conversion of Class B Shares

Class B Shares may only be Transferred (as defined in the articles of association) to (i) Permitted Transferees (as defined in the articles of association) or (ii) Lilium. A Class B Share will be converted into one Class A Share and one Class C Share (in accordance with the articles of association) upon the occurrence of a Conversion Event or a Shares B Compulsory Conversion Event (each as defined in the articles of association). If a Class C Share is held by anyone other than Lilium (whether or not as a consequence of conversion), such holder of Class C Shares (a Transferor) must notify Lilium of this fact by written notice within three days after the occurrence of such event, following the failure of which Lilium is irrevocably empowered and authorized to offer and transfer the relevant Class C Shares. The Transferor, other than Lilium itself, must transfer such Class C Shares to Lilium for no consideration. The end result of the conversion of Class B Shares is that a Lilium shareholder will acquire one Class A Share for each converted Class B Share. If Lilium fails to accept the offered Class C Shares from the Transferor within three months after receipt of notice, the Transferor’s dividend rights attached to its Class C Shares will revive.

In addition, an Initial Qualified Holder (as defined in the articles of association) may convert its Class B Shares into one Class A Share and one Class C Share for each Class B Share. Such Initial Qualified Holder must notify the non-executive directors of the Board of such conversion by written notice. The business day following the date of such written notice shall be considered as the date of the conversion.

Pre-emptive Rights

Under the articles of association, each holder of Class A Shares or Class B Shares (as applicable) shall have a pre-emption right pro rata to the total number of (in aggregate) Class A Shares and Class B Shares (whereby the Class A Shares and Class B Shares shall, for the purposes hereof, be treated as a single class of shares) held by such person on the date of the resolution to issue the Class A Shares and/or Class B Shares, it being understood that this pre-emption right shall not apply to an issuance of Class A Shares:

•	to employees of Lilium or employees of a Lilium group company; and
•	to a person exercising a previously obtained right to acquire Class A Shares or Class B Shares, in accordance with the provisions of the articles of association.

No pre-emption rights shall apply in respect of an issuance of Class C Shares. The pre-emptive rights in respect of newly issued Class A Shares or Class B Shares may be restricted or excluded by a resolution of the General Meeting, upon proposal by the Board. Pursuant to the articles of association, the General Meeting may authorize the Board to limit or exclude the pre-emptive rights in respect of newly issued Class A Shares or Class B Shares. Such authorization for the Board can be granted and extended, in each case for a period not exceeding five years. A resolution of the General Meeting to restrict or exclude the pre-emptive right or to authorize the Board to limit or exclude the pre-emptive rights requires a majority of at least two-thirds of the votes cast, if less than half of the issued capital is represented at the General Meeting.

Currently, the Board is irrevocably authorized (i) for a period of two years following October 27, 2022, to limit or exclude pre-emptive rights in relation to the issuance of Class A Shares or rights to subscribe for Class A Shares and (ii) for a period of three years following December 21, 2022, to limit or exclude pre-emptive rights in relation to the issuance of Class A Shares or rights to subscribe for Class A Shares, in each case, under the respective Issuance Delegation.

Transfer of Shares

Under Dutch law, transfers of Shares (other than in book-entry form) require a written deed of transfer and, unless Lilium is a party to the deed of transfer, an acknowledgement by or proper service upon Lilium to be effective.

Under the articles of association, if one or more Shares are admitted to trading on Nasdaq or any other Regulated Market (as defined in the articles of association), Lilium may, by Board resolution, determine that the laws of the State of New York will apply to the property law aspects of the Shares included in the part of the register of shareholders kept by the relevant transfer agent. Such resolution, as well as the revocation thereof, must be made public as required by law and be made available for inspection at our office and the Dutch trade register. The Board adopted such a resolution effective as of the closing of the Business Combination.

There are no restrictions on the transferability of the Shares in the articles of association or under Dutch law, with the proviso that (i) Class B Shares can only be transferred to (a) Permitted Transferees (as defined in the articles of association) and/or (b) the Company and (ii) if at any time Class C Shares are held by anyone other than the Company (regardless as a consequence of conversion), such holder of Class C Shares (a “Transferor”) must notify Lilium of this fact by written notice within three days after the occurrence of such event, following the failure of which Lilium is irrevocably empowered and authorized to offer and transfer the relevant Class C Shares. The Transferor, other than Lilium itself, must transfer such Class C Shares to Lilium for no consideration. However, the issuance and offering of Shares to persons located or resident in, or who are citizens of, or who have a registered address in certain countries, and the transfer of Shares into certain jurisdictions, may be subject to specific regulations or restrictions.

Form of Shares

Pursuant to the articles of association, Shares are registered shares.

Purchase and Repurchase of Shares

Under Dutch law, Lilium may not subscribe for newly issued Shares. Lilium may acquire Shares, subject to applicable provisions and restrictions of Dutch law and the articles of association, to the extent that:

•	such Shares are fully paid-up;
•

our equity capital, reduced by the acquisition price of the Shares, is not less than the sum of the issued and paid-up capital and the reserves to be maintained pursuant to Dutch law or the articles of association;

•	following the transaction contemplated, at least one Share remains outstanding and is not held by Lilium; and
•

if Lilium is admitted to trading on a Regulated Market (as defined in the articles of association), the nominal value of the Shares to be acquired, already held by Lilium or already held by Lilium as pledgee or that are held by Lilium subsidiaries, does not exceed 50% of our issued capital.

Other than Shares acquired gratuitously (om niet) or under universal title of succession (onder algemene titel) (e.g., through a merger or demerger) under statutory Dutch or other law, Lilium may acquire Shares pursuant to the restrictions set out above only if the General Meeting has authorized the Board to do so. An authorization by the General Meeting for the acquisition of Shares can be granted for a maximum period of 18 months. Such authorization must specify the number of Shares that may be acquired, the manner in which these shares may be acquired and the price range within which the shares may be acquired. No authorization of the General Meeting is required if Shares are acquired by Lilium on Nasdaq with the intention of transferring such Shares to our employees or employees of a group company pursuant to an arrangement applicable to them. Lilium cannot derive any right to any distribution from Shares or voting rights attached to Shares acquired by it.

Capital Reduction

The General Meeting may resolve to reduce our issued share capital by (i) cancelling Shares or (ii) reducing the nominal value of the Shares by amending the articles of association (provided that the nominal value of a Share cannot be less than €0.01). In either case, this reduction would be subject to applicable statutory provisions. A resolution to cancel Shares may only relate to Shares held by Lilium itself or in respect of which Lilium holds the depository receipts. Under Dutch law, a resolution of the General Meeting to reduce the number of Shares must designate the Shares to which the resolution applies and must lay down rules for the implementation of the resolution. A resolution of the General Meeting to reduce the capital requires a majority of at least two-thirds of the votes cast, if less than half of the issued capital is represented at the General Meeting.

A reduction of the nominal value of Shares without repayment and without release from the obligation to pay up the Shares must be effectuated proportionally on shares of the same class (unless all affected shareholders agree to a disproportional reduction).

A resolution that would result in a reduction of capital requires approval by a majority of the votes cast of each group of shareholders of the same class whose rights are prejudiced by the reduction. In addition, a reduction of capital involves a two-month waiting period during which creditors have the right to object to a reduction of capital under specified circumstances.

General Meetings and Voting Rights

General Meetings

General Meetings are held in Amsterdam, Rotterdam, Utrecht, the Hague or in Haarlemmermeer (Schiphol Airport), the Netherlands. All of our shareholders and others entitled to attend the General Meetings are authorized to address the meeting and, in so far as they have such right, to vote, either in person or by proxy.

We shall hold at least one General Meeting each year, to be held within six months after the end of our financial year, or later, as may be permitted by Dutch law. A General Meeting shall also be held within three months after the Board has determined it to be likely that our equity has decreased to an amount equal to or lower than half of its paid up and called up capital, in order to discuss the measures to be taken if so required. If the Board fails to hold such General Meeting in a timely manner, each shareholder and other person entitled to attend the General Meeting may be authorized by the Dutch court to convene the General Meeting.

The Board may convene additional extraordinary General Meetings at its discretion, subject to the notice requirements described below. Pursuant to Dutch law, one or more shareholders, alone or jointly representing at least 10% of our issued share capital, may request that a General Meeting be convened, the request setting out in detail the matters to be considered. If no General Meeting has been held within eight weeks of the shareholder(s) making such request, that/those shareholder(s) will be authorized to request in summary proceedings a Dutch district court to convene a General Meeting.

The General Meeting is convened by a notice, which includes an agenda stating the items to be discussed and the location and time of the General Meeting. For the annual General Meeting, the agenda will generally include, among other things, the management report (as far as required by law), the adoption of our annual accounts and the granting of discharge from liability to members of the Board for actions in respect of their management during the preceding financial year. In addition, the agenda for a General Meeting includes such additional items as determined by the Board. Pursuant to Dutch law, one or more shareholders and/or others entitled to attend General Meetings, alone or jointly representing at least 3% of the issued share capital, have the right to request the inclusion of additional items on the agenda of General Meetings. Such requests must be made in writing, and may include a proposal for a shareholder resolution, and must be received by us no later than on the 60th day before the day the relevant General Meeting is scheduled to be held. In accordance with the DCGC (as defined below), a shareholder is expected to exercise the right of putting an item on the agenda only after consulting the Board in that respect. If one or more shareholders intend to request that an item be put on the agenda that may result in a change in the Company’s strategy, the Board may invoke a response time of a maximum of 180 days from the moment the Board is informed of the request. No resolutions may be adopted on items other than those that have been included in the agenda (unless the resolution would be adopted unanimously during a meeting where the entire issued capital of the Company is present or represented).

In addition to the DCGC, the Board may invoke a statutory cooling-off period up to a maximum of 250 days (wettelijke bedenktijd) as set out in the Dutch Civil Code. For the Company, the statutory cooling-off period will apply in case:

•

shareholders requesting the Board to have the General Meeting consider a proposal for the appointment, suspension or dismissal of one or more directors, or a proposal for the amendment of one or more provisions in the articles of association relating thereto; or

•	a public offer for shares in the capital of the Company is announced or made without the bidder and the Company having been reached agreement about the offer; and
•	only if the Board also considers the relevant situation to be substantially contrary to the interests of the Company and its affiliated enterprises.

If the Board invokes such cooling-off period, this causes the powers of the General Meeting to appoint, suspend or dismiss directors (and to amend the articles of association in this respect) being suspended.

The Board must use the reflection period to obtain all necessary information for a careful determination of policy it wishes to pursue in the given situation. The Board shall thereby, in any event, consult those shareholders that represent at least 3% of the issued capital at the time the cooling-off period is invoked and the works council (to the extent established). The position of these shareholders and the works council shall, but only with their approval, be published on the Company’s website. The Board shall report on the course of events and the policy that has been pursued since the cooling-off period was invoked. No later than one week after the last day of the cooling-off period, the Company shall have to publicly disclose the report. The report shall also be discussed at the first General Meeting after the expiry of the cooling-off period.

The cooling-off period has a maximum term of 250 days, calculated from:

•	the day after the latest date on which shareholders may request an item to be placed on the agenda of the next General Meeting (which is 60 days before the day of the meeting);
•	the day after the day on which the public offer is made; or
•	the day the court in preliminary relief proceedings has granted authority to shareholders holding at least 10% of the issued share capital to convoke a General Meeting.

All shareholders who solely or jointly hold 3% of the issued share capital may request the Enterprise Chamber of the Court of Appeal in Amsterdam (Ondernemingskamer van het Gerechtshof te Amsterdam) (the “Enterprise Chamber”) to terminate the cooling-off period. The Enterprise Chamber must rule in favor of the request if the shareholders can demonstrate that:

•

the Board, in light of the circumstances at hand when the cooling-off period was invoked, could not reasonably have concluded that the relevant proposal or hostile offer constituted a material conflict with the interests of our Company and its business;

•	the Board cannot reasonably believe that a continuation of the cooling-off period would contribute to careful policy-making; and
•

other defensive measures, having the same purpose, nature and scope as the cooling-off period, have been activated during the cooling-off period and have not since been terminated or suspended within a reasonable period at the relevant shareholders’ request (i.e., no “stacking” of defensive measures).

We will give notice of each General Meeting by publication on our website and, to the extent required by applicable law, in a Dutch daily newspaper with national distribution and in any other manner that we may be required to follow in order to comply with Dutch law and applicable stock exchange and SEC requirements. We will observe the statutory minimum convening notice period for a General Meeting.

Holders of registered shares may further be provided notice of the meeting in writing at their addresses as stated in our shareholders’ register.

Pursuant to the articles of association and Dutch law, the Board may determine a record date (registratiedatum) of 28 calendar days prior to a General Meeting to establish which shareholders and others with meeting rights are entitled to attend and, if applicable, vote at the General Meeting. The record date, if any, and the manner in which shareholders can register and exercise their rights will be set out in the notice of the General Meeting.

Pursuant to the articles of association, the General Meeting is presided over by the Chairman of the Board or, if he is absent, by one of the other non-executive directors designated for that purpose by the Board.

Voting Rights and Quorum

In accordance with Dutch law and the articles of association, and in each case without prejudice to the Voting Cap (as defined hereinafter) being applicable to any shareholder:

•	each Class A Share confers the right to cast 12 votes in a General Meeting;
•	each Class B Share confers the right to cast 36 votes in a General Meeting; and
•	each Class C Share confers the right to cast 24 votes in a General Meeting.

No votes may be cast at a General Meeting in respect of Shares that are held by the Company or any subsidiary, nor in respect of Shares for which the Company or any subsidiary holds depositary receipts. However, holders of a right of pledge or a right of usufruct on Shares held by the Company or a subsidiary are not excluded from voting, if the right of pledge or the usufruct was created before the Share belonged to the Company or the subsidiary. The Company or the subsidiary may not cast a vote in respect of a Share on which it holds a right of pledge or a right of usufruct.

Voting rights may be exercised by shareholders or by a duly appointed proxy holder (the written proxy being acceptable to the chairman of the General Meeting) of a shareholder, which proxy holder does not need to be a shareholder. Only the holder of a usufruct or pledge on Class A Shares shall have the voting rights attached thereto if so transferred and provided for when the usufruct or pledge was created.

The voting of any shareholder who opts in for the Shareholders’ Covenant (as defined in the articles of association) and is in breach of its commitment not to hold and/or acquire more than 24.9% of the total voting rights exercisable in the General Meeting, is capped at 24.9% of the votes that may be issued in the relevant General Meeting (the “Voting Cap”). The foregoing is subject to the Board determining that the relevant shareholder is in breach of its Shareholders’ Covenant.

Each of our shareholders is obliged to provide the Board with all information relevant to assess the applicability of the Voting Cap to the number of votes in the General Meeting available to such shareholder.

Under the articles of association, blank votes (votes where no choice has been made) and invalid votes shall not be counted as votes cast.

Resolutions of the shareholders are adopted at a General Meeting by a majority of votes cast, except where Dutch law or the articles of association provide for a special majority in relation to specified resolutions. Subject to any provision of mandatory Dutch law, the articles of association do not provide for a quorum requirement other than for the following:

(i)

a resolution to amend the articles of association as result of which one or more of the following articles is amended or abolished requires the prior approval of the Class A Shares, which approval can only be granted by a majority of the votes cast in a meeting in which at least 50% of the issued and outstanding Class A Shares are present or represented:

•	article 1 subsections j, n, s, aa, bb, dd, mm or nn;
•	article 4 paragraph 2 or paragraph 3, to the extent it concerns a change of the nominal value of the Shares;
•	article 4A;
•	article 7 paragraph 1 or paragraph 2;
•	article 16 paragraph 10, paragraph 11 or paragraph 12;
•	article 22 paragraph 5;
•	article 26 paragraph 4; and
(ii)

a resolution to amend the articles of association as a result of which article 14 paragraph 3 or article 26 paragraph 5 is amended or abolished, which requires within the first three years after the Closing Date a majority of at least 85% of the votes cast in a meeting in which at least 85% of the issued and outstanding share capital is present of represented.

Subject to certain restrictions in the articles of association, the determination during the General Meeting made by the chairman of that General Meeting with regard to the results of a vote shall be decisive. The Board will keep a record of the resolutions taken at each General Meeting.

Amendment of Articles of Association

At a General Meeting, at the proposal of the Board, the General Meeting may resolve to amend the articles of association. A resolution to amend the articles of association that negatively impacts the rights of holders of Class B Shares requires the prior approval of the Class B Shares voting as a separate class.

Merger, Demerger and Dissolution

At a General Meeting, at the proposal of the Board, the General Meeting may resolve to dissolve, or to legally merge or demerge the Company within the meaning of Title 7, Book 2 of the Dutch Civil Code. Such resolution requires a majority of at least two-thirds the votes cast, if less than half of the issued capital is represented at the General Meeting.

In the event of dissolution of the Company and unless Dutch law provides otherwise, the liquidation shall be effected by the Board unless the General Meeting appoints one or more other persons for this purpose.

Squeeze Out

A shareholder who for its own account (or together with its group companies) holds at least 95% of our issued share capital may institute proceedings against the other shareholders jointly for the transfer of their shares to the shareholder who holds such 95% majority. The proceedings are held before the Enterprise Chamber and can be instituted by means of a writ of summons served upon each of the minority shareholders in accordance with the provisions of the Dutch Code of Civil Procedure (Wetboek van Burgerlijke Rechtsvordering). The Enterprise Chamber may grant the claim for squeeze-out in relation to all minority shareholders and will determine the price to be paid for the shares, if necessary after appointment of one or three expert(s) who will offer an opinion to the Enterprise Chamber on the value of the shares of the minority shareholders. Once the order to transfer by the Enterprise Chamber becomes final and irrevocable, the majority shareholder that instituted the squeeze-out proceedings shall give written notice of the date and place of payment and the price to the holders of the shares to be acquired whose addresses are known to the majority shareholder.

Unless the addresses of all minority shareholders are known to the majority shareholder acquiring the shares, the majority shareholder is required to publish the same in a newspaper with a national circulation.

Any sale or transfer of all of our assets (see “— Certain Other Major Transactions” below) and our dissolution or liquidation is subject to approval by a majority of the votes cast in our General Meeting (see “— Merger, Demerger and Dissolution” above).

Certain Other Major Transactions

The articles of association and Dutch law provide that resolutions of the Board concerning a material change in our identity, character or business are subject to the approval of the General Meeting. Such changes include:

•	a transfer of all or materially all of our business/enterprise to a third party;
•

the entry into or termination of a long-lasting cooperation of the Company or of a subsidiary either with another legal person or company, or as a fully liable general partner of a limited partnership or a general partnership, if this cooperation or termination is of essential importance to the Company; and

•

the acquisition or disposition of a participating interest in the capital of a company by the Company or by one of our subsidiaries with a value of at least one third of the value of our assets, according to the balance sheet with explanatory notes or, if we prepare a consolidated balance sheet, according to the consolidated balance sheet with explanatory notes in our most recently adopted annual accounts.

Notices

We will give notice of each General Meeting by publication on our website and, to the extent required by applicable law, in a Dutch daily newspaper with national distribution, and in any other manner that we may be required to follow to comply with Dutch law and applicable stock exchange and SEC requirements. Holders of registered shares may further be provided notice of the meeting in writing at their addresses as stated in our shareholders’ register.

Dividends and Other Distributions

We may only make distributions to our shareholders if our shareholders’ equity exceeds the sum of the paid-up and called-up share capital and the reserves that must be maintained under Dutch law or by the articles of association.

Distribution of profits shall be made after the adoption of the financial statements from which it appears that the distribution is allowed. The holders of Class A Shares and Class B Shares shall be entitled pari passu to the profits of the Company, pro rata to the total number of Class A Shares and Class B Shares held, provided that out of the profit of any financial year, the holders of Class C Shares shall be entitled to a maximum amount per financial year equal to 0.1% of the nominal value of such Class C Shares. The Board is permitted to declare interim dividends without the approval of the General Meeting. Interim dividends may be declared as provided in the articles of association and may be distributed to the extent that our shareholders’ equity, based on interim financial statements, exceeds the sum of the paid-up and called-up share capital and the reserves that must be maintained under Dutch law or the articles of association. We may reclaim any distributions, whether interim or not interim, made in contravention of Dutch law or the articles of association from our shareholders that knew or should have known that such distribution was not permissible. In addition, on the basis of Dutch case law, if after a distribution we are not able to pay our due and collectable debts, then our shareholders or directors who at the time of the distribution knew or reasonably should have foreseen that result may be liable to our creditors.

Shares owned by the Company shall not bear any dividend rights unless rights of usufruct are created in respect of such Shares prior to the acquisition by the Company, in which case the holder of usufruct shall be entitled to any dividends on the underlying Shares.

The corporate body that declares the (interim) dividend may determine that distributions shall be made in whole or in part in a currency other than the Euro. The Board will set the record date to establish which shareholders (or usufructuaries or pledgees, as the case may be) are entitled to the distribution, such date not being earlier than the date on which the distribution was announced. Claims for payment of dividends and other distributions not made within five years from the date that such dividends or distributions became payable will lapse, and any such amounts will be considered to have been forfeited to us (verjaring). Unless the General Meeting resolves, at the proposal of the Board, upon a different term for that purpose, dividends shall be made payable within 30 days after they are declared.

The General Meeting declaring a dividend may, upon proposal of the Board, decide that such dividend will be distributed, wholly or partly, other than in cash.

We do not anticipate paying any dividends on Shares for the foreseeable future. See the section entitled “Dividend Policy.”

Exchange Controls and other Provisions relating to non-Dutch Shareholders

Under Dutch law, subject to the 1977 Sanction Act (Sanctiewet 1977) or otherwise by international sanctions, there are no exchange control restrictions on investments in, or payments on, Shares (except as to cash amounts). There are no special restrictions in the articles of association or Dutch law that limit the right of shareholders who are not citizens or residents of the Netherlands to hold or vote Shares.

Public Warrants

As of December 31, 2022, there were 12,649,936 Public Warrants outstanding.

The Public Warrants, which entitle the holder to purchase one Class A Share at an exercise price of $11.50 per Class A Share, became exercisable thirty days after the completion of the Business Combination. The Public Warrants will expire five years after the completion of the Business Combination or earlier upon redemption or liquidation in accordance with their terms.

We will not be obligated to deliver any Class A Shares pursuant to the exercise of a Public Warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the Class A Shares underlying the Public Warrants is then effective and a prospectus relating thereto is current, subject to our satisfying our obligations described below with respect to registration, or a valid exemption from registration is available. No Public Warrant will be exercisable and we will not be obligated to issue a Class A Share upon exercise of a Public Warrant unless the Class A Share issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a Public Warrant, the holder of such Public Warrant will not be entitled to exercise such Public Warrant and such Public Warrant may have no value and expire worthless. In no event will we be required to net cash settle any Public Warrant.

Under the terms of the warrant agreement relating to the Public Warrants (the “Warrant Agreement”), we were obligated, as soon as practicable, but in no event later than 20 business days after the closing of the Business Combination, to use commercially reasonable efforts to file with the SEC a registration statement covering the Class A Shares issuable upon exercise of the Public Warrants. We were obligated to use commercially reasonable efforts to cause the same to become effective within 60 business days after the closing of the Business Combination, and we are obligated to maintain the effectiveness of such registration statement and a current prospectus relating to those Class A Shares until the Public Warrants expire or are redeemed, as specified in the Warrant Agreement; provided that if the Class A Shares are at the time of any exercise of a Public Warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, we may, at our option, require holders of Public Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event we so appoint, we will not be required to file or maintain in effect a registration statement. If a registration statement covering the Class A Shares issuable upon exercise of the Public Warrants is not effective, Public Warrant holders may, until such time as there is an effective registration statement and during any period when we will have failed to maintain an effective registration statement, exercise Public Warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption, but we will use our best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

Redemption of Public Warrants for cash when the price per Class A Share equals or exceeds $18.00. We may call the outstanding Public Warrants for redemption:

•	in whole and not in part;
•	at a price of $0.01 per warrant;
•	upon not less than 30 days’ prior written notice of redemption to each Public Warrant holder; and
•

if, and only if, the closing price of the Class A Shares equals or exceeds $18.00 per share (subject to adjustment as described below) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which notice of the redemption is given to the Public Warrant holders (the “Reference Value”).

We will not redeem the Public Warrants as described above unless a registration statement under the Securities Act covering the issuance of the Class A Shares issuable upon exercise of the Public Warrants is then effective and a current prospectus relating to those shares is available throughout the 30-day redemption period. If and when the Public Warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws. As a result, we may redeem the Public Warrants as set forth above even if the holders are otherwise unable to exercise the Public Warrants.

If the foregoing conditions are satisfied and we issue a notice of redemption of the Public Warrants, each Public Warrant holder will be entitled to exercise his, her or its Public Warrant prior to the scheduled redemption date.

Redemption of Public Warrants for cash when the price per Class A Share equals or exceeds $10.00. We may redeem the outstanding Public Warrants:

•	in whole and not in part;
•

at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption; provided that holders will be able to exercise their Public Warrants on a cashless basis prior to redemption and receive that number of shares determined by reference to the table below, based on the redemption date and the “fair market value” of the Class A Shares (as defined below);

•	if, and only if, the Reference Value equals or exceeds $10.00 per share (subject to adjustment as described below); and
•

if the Reference Value is less than $18.00 per share (subject to adjustment as described below), the Private Warrants must also be concurrently called for redemption on the same terms as the outstanding Public Warrants, as described above.

The numbers in the table below represent the number of Class A Shares that a Public Warrant holder will receive upon exercise in connection with a redemption by us pursuant to this redemption feature, based on the “fair market value” of the Class A Shares on the corresponding redemption date (assuming holders elect to exercise their Public Warrants and such are not redeemed for $0.10 per warrant), determined based on volume-weighted average price of the Class A Shares as reported during the 10 trading days immediately following the date on which the notice of redemption is sent to the affected holders of Public Warrants, and the number of months that the corresponding redemption date precedes the expiration date of the Public Warrants, each as set forth in the table below. We will provide our Public Warrant holders with the final fair market value no later than one business day after the 10-trading day period described above ends.

The share prices set forth in the column headings of the table below will be adjusted as of any date on which the number of Class A Shares issuable upon exercise of a Public Warrant or the exercise price of the Public Warrant is adjusted as set forth under the heading “—Anti-dilution Adjustments” below. If the number of shares issuable upon exercise of a Public Warrant is adjusted, the adjusted share prices in the column headings will equal the share prices immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the exercise price of the Public Warrant after such adjustment and the denominator of which is the price of the Public Warrant immediately prior to such adjustment. In such an event, the number of shares in the table below shall be adjusted by multiplying such share amounts by a fraction, the numerator of which is the number of shares deliverable upon exercise of a Public Warrant immediately prior to such adjustment and the denominator of which is the number of shares deliverable upon exercise of a Public Warrant as so adjusted.

Redemption Date	Fair Market Value of Class A Shares
(period to expiration of Public Warrants)	≤$10.00	$11.00	$12.00	$13.00	$14.00	$15.00
60 months	0.261	0.281	0.297	0.311	0.324	0.337
57 months	0.257	0.277	0.294	0.310	0.324	0.337
54 months	0.252	0.272	0.291	0.307	0.322	0.335
51 months	0.246	0.268	0.287	0.304	0.320	0.333
48 months	0.241	0.263	0.283	0.301	0.317	0.332
45 months	0.235	0.258	0.279	0.298	0.315	0.330
42 months	0.228	0.252	0.274	0.294	0.312	0.328
39 months	0.221	0.246	0.269	0.290	0.309	0.325
36 months	0.213	0.239	0.263	0.285	0.305	0.323
33 months	0.205	0.232	0.257	0.280	0.301	0.320
30 months	0.196	0.224	0.250	0.274	0.297	0.316
27 months	0.185	0.214	0.242	0.268	0.291	0.313
24 months	0.173	0.204	0.233	0.260	0.285	0.308
21 months	0.161	0.193	0.223	0.252	0.279	0.304
18 months	0.146	0.179	0.211	0.242	0.271	0.298
15 months	0.130	0.164	0.197	0.230	0.262	0.291
12 months	0.111	0.146	0.181	0.216	0.250	0.282
9 months	0.090	0.125	0.162	0.199	0.237	0.272
6 months	0.065	0.099	0.137	0.178	0.219	0.259
3 months	0.034	0.065	0.104	0.150	0.197	0.243
0 months	—	—	0.042	0.115	0.179	0.233

The exact fair market value and redemption date may not be set forth in the table above, in which case, if the fair market value is between two values in the table or the redemption date is between two redemption dates in the table, the number of Class A Shares to be issued for each Public Warrant exercised will be determined by a straight-line interpolation between the number of shares set forth for the higher and lower fair market values and the earlier and later redemption dates, as applicable, based on a 365 or 366-day year, as applicable. For example, if the volume-weighted average price of the Class A Shares as reported during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of the Public Warrants is $11.00 per share, and at such time there are 57 months until the expiration of the Public Warrants, holders may choose to, in connection with this redemption feature, exercise their warrants for 0.277 Class A Shares for each Public Warrant. For an example where the exact fair market value and redemption date are not as set forth in the table above, if the volume-weighted average price of the Class A Shares as reported during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of the Public Warrants is $13.50 per share, and at such time there are 38 months until the expiration of the Public Warrants, holders may choose to, in connection with this redemption feature, exercise their Public Warrants for 0.298 Class A Shares for each Public Warrant. In no event will the Public Warrants be exercisable in connection with this redemption feature for more than 0.361 Class A Shares per warrant (subject to adjustment).

No fractional Class A Shares will be issued upon exercise. If, upon exercise, a holder would be entitled to receive a fractional interest in a share, we will round down to the nearest whole number of the number of Class A Shares to be issued to the holder.

Anti-Dilution Adjustments

If the number of outstanding Class A Shares is increased by a capitalization or share dividend payable in Class A Shares, or by sub-divisions of Class A Shares or other similar event, then, on the effective date of such capitalization or share dividend, sub-divisions or similar event, the number of Class A Shares issuable on exercise of each Public Warrant will be increased in proportion to such increase in the outstanding Class A Shares. A rights offering made to all or substantially all holders of Class A Shares entitling holders to purchase Class A Shares at a price less than the “historical fair market value” (as defined below) will be deemed a share dividend of a number of Class A Shares equal to the product of  (i) the number of Class A Shares actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for Class A shares) and (ii) one minus the quotient of  (x) the price per Class A Share paid in such rights offering and (y) the historical fair market value. For these purposes, (i) if the rights offering is for securities convertible into or exercisable for Class A Shares, in determining the price payable for Class A Shares, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) “historical fair market value” means the volume-weighted average price of Class A Shares as reported during the 10 trading day period ending on the trading day prior to the first date on which the Class A Shares trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if we, at any time while the Public Warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to all or substantially all the holders of Class A Shares on account of such Class A Shares, other than (a) as described above or (b) any cash dividends or cash distributions which, when combined on a per share basis with all other cash dividends and cash distributions paid on the Class A Shares during the 365-day period ending on the date of declaration of such dividend or distribution does not exceed $0.50 (as adjusted to appropriately reflect any other adjustments and excluding cash dividends or cash distributions that resulted in an adjustment to the exercise price or to the number of Class A Shares issuable on exercise of each Public Warrant) but only with respect to the amount of the aggregate cash dividends or cash distributions equal to or less than $0.50 per share, then the Public Warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each Class A Share in respect of such event.

If the number of outstanding Class A Shares is decreased by a consolidation, combination, reverse share sub-division or reclassification of Class A Shares or other similar event, then, on the effective date of such consolidation, combination, reverse share sub-division, reclassification or similar event, the number of Class A Shares issuable on exercise of each Public Warrant will be decreased in proportion to such decrease in outstanding Class A Shares.

Whenever the number of Class A Shares purchasable upon the exercise of the Public Warrants is adjusted, as described above, the exercise price will be adjusted by multiplying the exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of Class A Shares purchasable upon the exercise of the Public Warrants immediately prior to such adjustment and (y) the denominator of which will be the number of Class A Shares so purchasable immediately thereafter.

In case of any reclassification or reorganization of the outstanding Class A Shares (other than those described above or that solely affects the par value of such Class A Shares), or in the case of any merger or consolidation of us with or into another corporation (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of our issued and outstanding Class A Shares), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the Public Warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the Public Warrants and in lieu of the Class A Shares immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of Class A Shares or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the Public Warrants would have received if such holder had exercised their Public Warrants immediately prior to such event. If less than 70% of the consideration receivable by the holders of Class A Shares in such a transaction is payable in the form of Class A Shares in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the Public Warrant properly exercises the Public Warrant within thirty days following public disclosure of such transaction, the exercise price will be reduced as specified in the Public Warrant Agreement based on the Black-Scholes value (as defined in the Warrant Agreement) of the Public Warrant.

The Warrant Agreement provides that the terms of the Public Warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision or correct any mistake, including to conform the provisions of the Warrant Agreement to the description of the terms of the Public Warrants and the Warrant Agreement set forth in the Qell initial public offering prospectus, but requires the approval by the holders of at least 50% of the then outstanding Public Warrants to make any change that adversely affects the interests of the registered holders.

Voting Rights of Public Warrant Holders

The Public Warrant holders do not have the rights or privileges of holders of Class A Shares and do not have any voting rights until they exercise their Public Warrants and receive Class A Shares. After the issuance of Class A Shares upon exercise of the Public Warrants, each holder will be entitled to 12 votes for each Class A Share held of record on all matters to be voted on by shareholders.

Certain Disclosure Obligations

We are subject to certain disclosure obligations under Dutch and U.S. law and the rules of Nasdaq. The following is a description of the general disclosure obligations of public companies under Dutch and U.S. law and the rules of Nasdaq as such laws and rules exist as of the date of this document and should not be viewed as legal advice for specific circumstances.

Financial Reporting Under Dutch Law

The Dutch Financial Reporting Supervision Act (Wet toezicht financiële verslaggeving, the “FRSA”) applies to our financial reporting. Under the FRSA, the Dutch Authority for the Financial Markets (Autoriteit Financiële Markten, the “AFM”) supervises the application of financial reporting standards by, among others, companies whose corporate seats are in the Netherlands and whose securities are listed on a regulated market within the EU or on an equivalent third (non-EU) country market. As our corporate seat is in the Netherlands and our Class A Shares are listed on Nasdaq, the FRSA will be applicable to the Company.

Pursuant to the FRSA, the AFM has an independent right to (i) request an explanation from the Company regarding the application of the applicable financial reporting standards if, based on publicly known facts or circumstances, it has reason to doubt our financial reporting meets such standards and (ii) recommend to the Company that we make available further explanations and file these with the AFM. If we do not comply with such a request or recommendation, the AFM may request that the Enterprise Chamber order us to (i) make available further explanations as recommended by the AFM, (ii) provide an explanation of the way we have applied the applicable financial reporting standards to our financial reports or (iii) prepare our financial reports in accordance with the Enterprise Chamber’s instructions.

Periodic Reporting Under U.S. Securities Law

We are a “foreign private issuer” under the securities laws of the United States and the rules of Nasdaq. Under the securities laws of the United States, “foreign private issuers” are subject to different disclosure requirements than U.S. registrants. We intend to take all actions necessary to maintain compliance as a foreign private issuer with the applicable corporate governance requirements of the Sarbanes-Oxley Act of 2002, the rules adopted by the SEC and Nasdaq’s listing standards. Under the Nasdaq rules, a “foreign private issuer” is subject to less stringent corporate governance requirements. Subject to certain exceptions, the Nasdaq rules permit a “foreign private issuer” to comply with our home country rules in lieu of the listing requirements of Nasdaq.

Nasdaq Rules

For so long as our shares are listed on Nasdaq, we will be required to meet certain requirements relating to ongoing communication and disclosure to Lilium shareholders, including a requirement to make any annual report filed with the SEC available on or through our website and to comply with the “prompt disclosure” requirement of Nasdaq with respect to earnings and dividend announcements, combination transactions, stock splits, major management changes and any substantive items of an unusual or non-recurrent nature. Issuers listing shares on Nasdaq must also meet certain corporate governance standards, such as those relating to annual meetings, board independence, the formation and composition of nominating/ corporate governance, compensation and audit committees and shareholder approval of certain transactions.

Certain Insider Trading and Market Manipulation Laws

Dutch and U.S. law each contain rules intended to prevent insider trading and market manipulation. The following is a general description of those laws as such laws exist as of the date of this document and should not be viewed as legal advice for specific circumstances.

In connection with our listing on Nasdaq, we have adopted an insider trading policy. This policy provides for, among other things, rules on transactions by members of the Board and our employees in Shares or in financial instruments the value of which is determined by the value of the shares.

The Netherlands

On July 3, 2016, the Regulation (EU) No 596/2014 of the European Parliament and of the Council of April 16, 2014 (the “MAR”) replaced all of the Dutch market abuse rules. It has come to the Company’s attention that some of our Class A Shares are traded on certain open markets (Freiverkehr) in Germany (being a member state of the EU). The trading of these Class A Shares on certain open markets (Freiverkehr) in Germany was implemented and is being conducted without our approval. These open markets in Germany are qualified as multilateral trading facilities (“MTFs”) or organized trading facilities (“OTFs”) within the scope of the MAR.

Under the MAR, certain provisions of the MAR apply to the securities of companies whose securities are traded on MTFs or OTFs irrespective of whether such company has approved the trading of its securities on such open market (for example, the provisions under the MAR relating to unlawful disclosure of inside information and market manipulation). Certain provisions of the MAR are only applicable to the securities of companies who have approved and/or have requested admission to trading of its financial instruments on a regulated market, an MTF or OTF (for example, the provisions under the MAR relating to public disclosure of inside information and notification rules for director dealings), which provisions of the MAR do not apply to the Company given that it did not approve the trading of its securities on certain open markets (Freiverkehr) in Germany.

United States

The United States securities laws generally prohibit any person from trading in a security while in possession of material, non-public information or assisting someone who is engaged in doing the same. The insider trading laws cover not only those who trade based on material, non-public information, but also those who disclose material non-public information to others who might trade on the basis of that information (known as “tipping”). A “security” includes not just equity securities, but any security (e.g., derivatives). Thus, members of the Board, officers and other employees of the Company may not purchase or sell shares or other securities of the Company when in possession of material, non-public information about the Company (including our business, prospects or financial condition), nor may they tip any other person by disclosing material, non-public information about the Company.

We have identified those persons working for us who could have access to inside information on a regular or incidental basis and have informed such persons of the prohibitions on insider trading and market manipulation imposed by U.S. laws, including the sanctions that can be imposed in the event of a violation of those rules.

Certain Disclosure and Reporting Obligations of Directors, Officers and Shareholders of Lilium

Our directors, officers and shareholders are subject to certain disclosure and reporting obligations under Dutch and U.S. law. The following is a description of the general disclosure obligations of directors, officers and shareholders under Dutch law as such laws exist as of the date of this document and should not be viewed as legal advice for specific circumstances.

DCGC

As we have our registered seat in the Netherlands and have our Class A Shares listed on a third (non-EU) country market equivalent to a regulated market (e.g., Nasdaq), we are subject to the Dutch Corporate Governance Code, the updated version of which was published on December 20, 2022, and which entered into force on January 1, 2023, and finds its statutory basis in Book 2 of the Dutch Civil Code (the “DCGC”). The DCGC contains both principles and best practice provisions for the Board, shareholders and the General Meeting, financial reporting, auditors, disclosure compliance and enforcement standards.

The DCGC is based on a “comply or explain” principle. Accordingly, we are required to disclose in our management report publicly filed in the Netherlands whether or not we are complying with the various provisions of the DCGC. If we do not comply with one or more of those provisions (e.g., because of a conflicting Nasdaq requirement or U.S. market practice), we are required to explain the reasons for such non-compliance.

Dutch Civil Code

The Dutch Civil Code provides for certain disclosure obligations in our annual accounts. Information on directors’ remuneration and rights to acquire Shares must be disclosed in our annual accounts.

Transfer Agent and Warrant Agent

Under the articles of association, the Board may resolve, with due observation of the statutory requirements, that the laws of the State of New York apply to the property law aspects of the Shares for as long as the Shares are in book-entry form, as included in the part of the register of shareholders kept by the relevant transfer agent and/or listed on a Regulated Market (as defined in our articles of association).

We have listed the Shares in book-entry form and such Shares, through the transfer agent, are not certificated. We have appointed Continental Stock Transfer & Trust Company as our agent in New York to maintain our shareholders’ and warrant holders’ register on behalf of the Board and to act as transfer agent and registrar for the Shares. Our Class A Shares and the Public Warrants trade on Nasdaq in book-entry form.

Rule 144

Pursuant to Rule 144, a person who has beneficially owned restricted Shares for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding, a sale and (ii) we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as we were required to file reports) preceding the sale.

Persons who have beneficially owned restricted Shares for at least six months but who are our affiliates at the time of, or at any time during the three months preceding, a sale would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

•	1% of the total number of ordinary shares then outstanding; or
•	the average weekly reported trading volume of the ordinary shares during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by our affiliates under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about us.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

•	the issuer of the securities that was formerly a shell company has ceased to be a shell company;
•	the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;
•

the issuer of the securities has filed all Exchange Act reports and materials required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Current Reports; and

•

at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company. As a result, our initial shareholders became able to sell their Shares pursuant to Rule 144 without registration one year after the Closing Date.

Listing of Securities

Our Class A Shares and the Public Warrants are listed on Nasdaq under the symbols “LILM” and “LILMW,” respectively. Holders of our securities should obtain current market quotations for their securities. There can be no assurance that our Class A Shares will remain listed on Nasdaq. If we fail to comply with the Nasdaq listing requirements, our Class A Shares and/or warrants could be delisted from Nasdaq. A delisting of our Class A Shares and warrants will likely affect the liquidity of our Class A Shares and warrants and could inhibit or restrict our ability to raise additional financing.